FOR IMMEDIATE RELEASE
September 24, 1998

Contact: Investors  Susan Carr (704-386-8059) or
                    Kevin Stitt (704-386-5667)
         Media      Bob Stickler (704-386-8465)

NATIONSBANK DIRECTORS APPROVE SHARE REPURCHASE

CHARLOTTE, NC, September 24, 1998 - The NationsBank Corporation Board of Directors has approved the purchase of up to 20 million shares of the company's common stock in the open market or through private transactions.

The amount represents about 2 percent of the company's outstanding common shares.

The company emphasized that the program would not affect its pending merger with BankAmerica Corporation, which is to be accounted for as a pooling of interests.

NationsBank Corporation, with $308 billion in assets, is the third largest U.S. bank with full-service operations in 15 states and the District of Columbia. NationsBank provides financial products and services to 18 million households and 1 million businesses as well as institutional investors and government agencies throughout the United States and in major markets around the world. The company's shares (Symbol: NB) are listed on the New York Stock Exchange.

                               WWW.NATIONSBANK.COM